EXHIBIT 10.12
Pet DRx Corporation 2008 Non-Employee Director Compensation Program
The Board of Directors (the “Board”) of Pet DRx Corporation (the “Company”) adopted the Company’s 2008 Non-Employee Director Compensation Program (the “Director Program”) upon the recommendation of the Compensation Committee of the Board. Under the Director Program, the Company will compensate members of the Board who are not employees of the Company or its subsidiaries for their service on the Board and its committees as follows. Each non-employee director will receive a grant of an option to purchase 65,000 shares of Company common stock upon his or her appointment to the Board, which will generally vest on the one-year anniversary of the date of grant. On an annual basis, each non-employee director will receive a grant of an option to purchase 16,000 shares of Company common stock, which will be vested upon grant. Additionally, on an annual basis, the Chairman of the Board will receive a grant of an option to purchase 20,000 shares of Company common stock, the Chair of the Audit Committee will receive an option to purchase 12,000 shares and the Chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Acquisition Committee will each receive an option to purchase 8,000 shares. These options will be vested upon grant. All options granted will have a term of ten years, subject to earlier termination upon a director’s termination of service with the Company. Non-employee directors will also be entitled to be reimbursed for expenses incurred in connection with Board and committee meetings. No other compensation will be paid or provided to the Company’s non-employee directors.